Filed under Rule 433

File No. 333-131159

CIT Group Inc.

$1,000,000,000 Floating Rate Senior Notes due January 30, 2009

Final Term Sheet

Issuer:	CIT Group Inc.
Principal Amount:	$1,000,000,000
Type:	SEC Registered – Registration Statement No. 333-131159
Issue Price:	100%
Underwriters’ Commission:	.15%
Proceeds to the Issuer:	$998,500,000
Pricing Date:	January 23, 2006
Settlement Date:	January 30, 2006
Maturity Date:	January 30, 2009
Specified Currency:	U.S. Dollars ($)
Interest Payment Dates:	Quarterly on January 30, April 30, July 30, and October 30 of each year, subject to the modified following Business Day convention adjusted.
First Payment Date:	April 28, 2006 (April 30, 2006 is not a Business Day)
Day Count/Accrual of Interest:	Actual/360
Interest Rate Basis:	LIBOR Telerate
Index Maturity:	Three Months
Spread:	+15 basis points (0.15%)
Interest Rate Calculation:	LIBOR Telerate determined on the Interest Determination Date plus the Spread
Initial Interest Rate:	LIBOR Telerate determined two London Business Days prior to the Settlement Date plus the Spread
Interest Reset Dates:	Quarterly on January 30, April 30, July 30, and October 30 of each year, subject to the modified following Business Day convention.
Interest Determination Date:	2 London Business Days Prior to each Interest Reset Date.
Calculation Date:	The earlier of (i) the fifth Business Day after each Interest Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.
Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.
Maximum Interest Rate:	Maximum rate permitted by New York law.

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Minimum Interest Rate:	0.0%
Exchange Listing:	None
Other Provisions:

“LIBOR Telerate” means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York, and a day that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lehman Brothers, Goldman Sachs & Co. or BNP Paribas will arrange to send you the prospectus if you request it by calling Lehman Brothers (collect) at 212 526 9664, Goldman Sachs & Co. at 1-866-471-2526 or BNP Paribas at 212 841 3435.

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